Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 www.dlapiper.com T 858.677.1400 F 858.677.1401

August 20, 2014

Kratos Defense & Security Solutions, Inc.

4820 Eastgate Mall, Suite 200

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Issuer”) and the subsidiaries of the Issuer listed on Schedule I hereto (the “Opinion Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Issuer and the additional registrants named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Issuer is registering under the Securities Act an aggregate of up to $625,000,000 in principal amount of its 7.000% Senior Secured Notes due 2019 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Issuer’s outstanding 7.000% Senior Secured Notes due 2019 (the “Unregistered Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Unregistered Notes were issued, and the Exchange Notes will be issued, pursuant to the indenture (the “Indenture”) dated as of May 14, 2014, among the Issuer, the guarantors party thereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee and collateral agent (the “Trustee”).  The Exchange Notes will be unconditionally and irrevocably guaranteed (the “Exchange Guarantees”) as to payment of principal, premium, if any, and interest by each of the Guarantors pursuant to the Indenture.

In rendering the opinion expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the Registration Rights Agreement relating to the Unregistered Notes, by and among the Issuer, the Guarantors and Suntrust Robinson Humphrey, Inc., as representative of the several initial purchasers, dated as of May 14, 2014 (the “Registration Rights Agreement”); (c) the Indenture; (d) the Exchange Notes and the Exchange Guarantees; (e) the articles or certificate of incorporation, articles of organization or certificate of limited partnership, as the case may be, and the bylaws, operating agreement or limited partnership agreement, as the case may be, and other constituent documents of each of the Issuer and Guarantors; (f) certain resolutions adopted by the Board of Directors or other governing body of each of the Issuer and the Guarantors (or of its manager or general partner); and (g) the other documents delivered by or on behalf of the Issuer, the Guarantors and the Trustee as of the date hereof in connection with the delivery of the Exchange Notes. We have also examined such other instruments, corporate records, certificates of public officials, certificates of officers or other representatives of the Issuer and others and other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

We have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (e) the legal capacity of natural persons; (f) that the Indenture and the Registration Rights Agreement have been duly authorized, executed and delivered by each of the parties thereto, other than the Issuer and the Opinion Guarantors, and constitute legally valid, binding and enforceable obligations of such parties enforceable against such parties in accordance with their terms; (g) that the Exchange Notes will be duly authenticated by the Trustee; and (h) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. To the extent that obligations of the Guarantors (other than the Opinion Guarantors) may be dependent upon such matters, we have relied exclusively upon the opinions of local counsel in Alabama, Colorado, Indiana, and Nevada as to the conclusions that (i) the Guarantors formed in each such jurisdiction are each duly formed, validly existing and in good standing in all relevant jurisdictions, with power and authority to execute, deliver and perform their respective obligations under the Exchange Guarantees, and (ii) that the Exchange Guarantees have been duly authorized by all appropriate corporate, limited liability or partnership action by each such Guarantor. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Issuer and others.

We express no opinion as to any matter relating to laws of any jurisdiction other than (i) the federal laws of the United States of America; (ii) the Arizona Limited Liability Company Act; (iii) the Texas Limited Liability Partnership Act and the Texas Business Organizations Code, (iv) the General Corporation Law and the Limited Liability Company Act of the State of Delaware; (v) the Florida Business Corporation Act; the Georgia Business Corporation Code; (vi) the Maryland Corporations and Associations Code and Limited Liability Company Act of the State of Maryland; (vii) the New Jersey Business Corporation Act, (viii) the Corporations law of the State of Virginia; (ix) the General Corporation Law of the State of Ohio; (x) the California Corporations Code; and (xi) and the laws of the State of New York as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction (the laws in clauses (ii) through (ix), collectively the “Limited Review Laws”).  With respect to our opinions based upon the Limited Review Laws, however, our examination has been limited to such laws as reported in standard compilations.  With your permission such opinions are based solely upon such limited review.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences; (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles; or (iii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion that when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) the Exchange Notes have been duly executed and delivered by the Issuer and authenticated by the Trustee in accordance with the provisions of the Indenture and exchanged for the Unregistered Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer and the Exchange Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Issuer and the Guarantors, respectively, in accordance with their terms, and will be entitled to the benefits provided by the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus that is part of the Registration Statement. The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ DLA Piper LLP (US)

Schedule I

Exact name of Registrant as specified in its Charter	State of Incorporation or Organization

Henry Bros. Electronics, L.L.C.	Arizona
Composite Engineering, Inc.	California
Henry Bros. Electronics, Inc.	California
Kratos Integral Systems International, Inc.	California
Kratos Technology & Training Solutions, Inc.	California
National Safe of California, Inc.	California
AI Metrix, Inc.	Delaware
Charleston Marine Containers, Inc.	Delaware
Dallastown Realty I, LLC	Delaware
Dallastown Realty II, LLC	Delaware
Digital Fusion, Inc.	Delaware
General Microwave Israel Corporation	Delaware
Gichner Systems Group, Inc.	Delaware
Gichner Systems International, Inc.	Delaware
Henry Bros. Electronics, Inc.	Delaware
Herley Industries, Inc.	Delaware
Herley-CTI, Inc.	Delaware
Herley-RSS, Inc.	Delaware
JMA Associates, Inc.	Delaware

Exact name of Registrant as specified in its Charter	State of Incorporation or Organization

KPSS Government Solutions, Inc.	Delaware
Kratos Defense & Rocket Support Services, Inc.	Delaware
Kratos Networks, Inc.	Delaware
Kratos Public Safety & Security Solutions, Inc.	Delaware
Kratos Unmanned Systems Solutions, Inc.	Delaware
MSI Acquisition Corp.	Delaware
DEI Services Corporation	Florida
Digital Fusion Solutions, Inc.	Florida
Micro Systems, Inc.	Florida
Kratos Southeast, Inc.	Georgia
Kratos Integral Holdings, LLC	Maryland
Carlsbad ISI, Inc.	Maryland
Airorlite Communications, Inc.	New Jersey
Henry Bros. Electronics, Inc.	New Jersey
BSC Partners LLC	New York
Diversified Security Solutions, Inc.	New York
General Microwave Corporation	New York
Haverstick Government Solutions, Inc.	Ohio
Kratos Southwest L.P.	Texas

Exact name of Registrant as specified in its Charter	State of Incorporation or Organization

Kratos Texas, Inc.	Texas
Avtec Systems, Inc.	Virginia
Defense Systems, Incorporated.	Virginia
DTI Associates, Inc.	Virginia
Kratos Systems and Solutions, Inc.	Virginia